Exhibit 99.1

Tabula Rasa HealthCare Announces Acquisition of PrescribeWellness

Expanding its Medication Risk Mitigation Offering

MOORESTOWN, N.J., March 5, 2019 - Tabula Rasa HealthCare, Inc. (“TRHC”) (NASDAQ: TRHC), a healthcare technology company advancing the field of medication safety, today announced that it has acquired PrescribeWellness (“PW”), a leading cloud-based patient relationship management solutions company that facilitates collaboration between more than 10,000 pharmacies with patients, payers, providers and pharmaceutical companies.

This acquisition supports TRHC’s goals of expanding medication risk mitigation programs in community pharmacies and providing community pharmacists with clinical revenue opportunities beyond dispensing.  It also enables TRHC to further participate in Medicare Part D Medication Therapy Management programs, and other similar programs, which require or can benefit from the involvement of community pharmacies.  Participation in these programs will allow TRHC to generate revenue from channels that were not previously accessible to TRHC.  PW generated revenue of $29.0 million in 2018 and ended the year with annual recurring revenue of $32.0 million.

“The mission of PrescribeWellness, to deliver technology-enabled services solutions to help community pharmacies improve patient care and thrive economically, is very much aligned with TRHC’s mission.  We welcome the PrescribeWellness team of over 150 employees and congratulate them on what they have accomplished,” said TRHC Chairman and CEO, Calvin H. Knowlton, PhD.  “TRHC has successfully initiated our MedWise™ Medication Risk Identification and Mitigation platform with 400 pharmacists in 300 pharmacies through our participation in Center for Medicare and Medicaid Innovation’s Enhanced Medication Therapy Management Model Test.  PrescribeWellness now catapults our reach to an additional 10,000 pharmacies and more than 15,000 pharmacists.  We are excited to begin integrating PrescribeWellness’ talented team, proprietary platform, and network of community pharmacies as part of TRHC’s comprehensive suite of client offerings.”

PW CEO, Al Babbington, who will continue to lead PW following the acquisition noted, “PrescribeWellness was founded in 2010 with the goal to inspire collaboration for better health.  We built a nationwide network of pharmacies that are expanding their role to provide preventive healthcare services. The network is within 5 miles of approximately 275 million people, which represents approximately 85% of the United States population. We believe that the opportunity to bring the PrescribeWellness pharmacies the clinical insights and tools that TRHC has created will accelerate the improvement of health in America and drive significantly reduced costs for government programs, health plans and consumers.  I am immensely pleased to be a part of TRHC and to continue to expand the footprint and service offerings of PrescribeWellness in concert with TRHC.”

Piper Jaffray & Co. served as exclusive financial advisor to TRHC in connection with the transaction.  Morgan, Lewis & Bockius LLP served as legal counsel to TRHC.  First Analysis Securities Corporation served as exclusive financial advisor to PW in connection with the transaction.  Cooley LLP served as legal counsel to PW.

Management Conference Call

TRHC’s management will provide additional details on the PW acquisition during a conference call today, March 5, 2019 at 5:00 p.m. Eastern Time. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing 844-413-0947 or 216-562-0423 for international callers, and referencing participant code 7069577 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of TRHC’s website (ir.trhc.com) and an audio file of the call will also be archived and available for replay approximately two hours after the live event for a period of 90 days thereafter at ir.trhc.com. After the conference call, a replay will be available until March 13, 2019 and can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers, and referencing participant code 7069577.

About Tabula Rasa HealthCare

TRHC (NASDAQ:TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs and manage risk. TRHC provides solutions for a range of payers, providers and other healthcare organizations.  For more information, visit TRHC.com.

Forward-Looking Statement

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release.  These forward-looking statements include, among other things, our goals and expectations regarding the combined company and the integration of PW into TRHC, the expected synergies from the combined company and the expected financial and operating performance of TRHC following the completion of the acquisition.  Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the risk that we may not be able to achieve our expectations for the combined companies due to challenges in integration and inability to retain key employees; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations and pharmacies; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”),  including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 1, 2019,  and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the TRHC website http://ir.trhc.com or upon request from our Investor Relations Department. TRHC assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Media Contact Dianne Semingson dsemingson@trhc.com T: (415) 547-7099	Investors Bob East or Asher Dewhurst Westwicke Partners tabularasa@westwicke.com T: (443) 213-0500